EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Administration and Investor Relations
ScanSource, Inc.
864 286-4305

ScanSource Declares Two-for-One Stock Split

GREENVILLE, SC—January 6, 2003—ScanSource, Inc. (Nasdaq:SCSC), a leading value-added distributor of specialty technology products for the reseller market, today announced that its board of directors has approved a two-for-one stock split of the Company’s common stock. The stock split will be effected in the form of a common stock dividend of one share of the Company’s common stock for each outstanding share of common stock. The common stock dividend will be payable on January 28, 2003 to shareholders of record on January 17, 2003.

“The board decided to declare this stock split to make the stock more accessible to a broader range of investors,” said Mike Baur, President and CEO of ScanSource.

The stock dividend means that a shareholder will receive an additional common share for each common share owned on the record date. Following the stock dividend, ScanSource’s total common shares outstanding will increase from approximately 6.1 million to approximately 12.2 million. The stock is expected to begin trading on the stock-dividend-adjusted basis on January 29, 2003.

ScanSource press release of January 6, 2003

Safe Harbor Statement

Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties and other factors that may cause the actual performance of ScanSource to be materially different from the performance indicated or implied by such statements.

About ScanSource

ScanSource, Inc. is a leading distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales team; and converged communications products from Intel through its Paracon sales unit. The Company provides both value-added distribution sales to technology resellers and e-logistics services. ScanSource has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. ChannelMax, a business unit of ScanSource, Inc., is a provider of logistics and e-fulfillment services.

The Company markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.